UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 1, 2011
Date of Report (Date of earliest event reported)
Archipelago Learning, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34555	27-0767387

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3232 McKinney Avenue, Suite 400
Dallas, Texas	75204

(Address of principal executive offices)	(Zip Code)
(800) 419-3191
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
                  Arrangements of Certain Officers.
On March 3, 2011, Matthew Drakard resigned as Managing Director and Co-Founder of EducationCity Limited, a United Kingdom private limited company (“EducationCity”), a wholly owned indirect subsidiary of Archipelago Learning, Inc., a Delaware corporation (the “Company”). Mr. Drakard’s resignation from EducationCity in any capacity will be effective as of December 31, 2011. Until then, he will continue as a part-time employee in an advisory capacity.
On March 4, 2011 Simon Booley resigned as Managing Director and Co-Founder of EductionCity, Ltd. Mr. Booley will continue to work for EducationCity as a part-time employee.
Effective on March 1, 2011, Richard Whalley will serve as the UK Managing Director for EducationCity. Mr. Whalley is 43 years old. Mr. Whalley has served as Vice President of Sales for EducationCity since September 7, 2010. Prior to joining EducationCity, Mr. Whalley worked on various consultancy projects for Payzone UK Ltd., Vogue Distribution Ltd. and Shaws of Darwen Ltd. Mr. Whalley was also previously employed as Commercial Director at Choices UK plc, a provider of DVD, CD music and computer games. Mr. Whalley has previously served as a director for ChoicesUK plc. Mr. Drakard received his B.Sc. Honors in Management Sciences from Lancaster University.
Mr. Whalley has entered into a Service Agreement by and between himself and EducationCity dated as of March 1, 2011 (the “Whalley Service Agreement”) pursuant to which he will be employed by EducationCity as UK Managing Director and will receive an annual base salary of £100,000 (subject to annual adjustment by the Board) with annual bonus potential of between 50% to 60% of such base salary, based upon targets. The targets are based 80% on financial metrics, 10% on leadership characteristics and 10% on operational objectives. Mr. Whalley is entitled to participate in all welfare benefit plans and programs generally available to other senior executives of the Company, including a car allowance, and is eligible to receive stock options in the Company. Except in the event of a termination for cause, Mr. Whalley is entitled to 12 months prior notice of any termination. If Mr. Whalley resigns his employment for good reason, he is entitled to receive his base salary for 12 months without any obligation to serve during such period and a pro-rated bonus for the year of his resignation. Mr. Whalley is subject to non-competition and non-solicitation provisions during the term of his employment through 12 months after any termination of his employment with EducationCity.
The foregoing description of the Whalley Service Agreement does not purport to be complete and is qualified in its entirety by the Whalley Service Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference. Other than as described above, there are (1) no arrangements or understandings between Mr. Whalley and any other person pursuant to which Mr. Whalley was appointed UK Managing Director, and (2) no transactions between Mr. Whalley and the Company that would require disclosure under Item 404(a) of Regulation S-K.
Item 8.01 Other Events.
In connection with the resignation described in Item 5.02 of this report, Matthew Drakard has entered into an Amendment, dated as of March 3, 2011 (the “Drakard Amendment”), to the Service Agreement (the “Drakard Service Agreement”) dated as of June 9, 2010 by and between himself and EducationCity. The Drakard Amendment modifies the Drakard Service Agreement to reflect Mr. Drakard’s role as a part-time employee and to include a fixed termination date for his employment on December 31, 2011.
In connection with the resignation described in Item 5.02 of this report, Simon Booley has entered into an Amendment, dated as of March 4, 2011 (the “Booley Amendment” and, together with the Drakard Amendment, the “Service Agreement Amendments”), to the Service Agreement (the “Booley Service Agreement”) dated as of June 9, 2010 by and between himself and EducationCity. The Booley Amendment modifies the Booley Service Agreement to reflect Mr. Booley’s role as a part-time employee.

The foregoing description of the Service Agreement Amendments does not purport to be complete and is qualified in its entirety by the Drakard Amendment as filed as Exhibit 10.2 and the Booley Amendment as filed as Exhibit 10.3 hereto and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
10.1	Service Agreement by and between Richard Whalley and EducationCity Limited dated as of March 1, 2011.

10.2	Amendment, dated as of March 3, 2011, to the Service Agreement by and between Matthew Drakard and EducationCity Limited.

10.3	Amendment, dated as of March 4, 2011, to the Service Agreement by and between Simon Booley and EducationCity Limited.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIPELAGO LEARNING, INC.
/s/ Mark Dubrow
Name:	Mark Dubrow
Title:	Executive Vice President and Chief Financial Officer

Date: March 7, 2011

Exhibit	Description
10.1	Service Agreement by and between Richard Whalley and EducationCity Limited dated as of March 1, 2011.

10.2	Amendment, dated as of March 3, 2011, to the Service Agreement by and between Matthew Drakard and EducationCity Limited.

10.3	Amendment, dated as of March 4, 2011, to the Service Agreement by and between Simon Booley and EducationCity Limited.